Exhibit 3.7

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AQUA HOSPITALITY LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made and entered into as of the 12th day of December, 2013, by and between VACATION HOLDINGS HAWAII, INC., a Delaware corporation, as the sole Member (the “Member”), and AQUA HOSPITALITY LLC (the “Company”).

1.             Formation.  The Company was originally formed on July 17, 2012 under the laws of the State of Delaware. As of December 12th 2013, the Member shall be the sole Member. The entity shall be treated as a disregarded entity for federal income tax purposes as defined in Treasury Regulation Section 301.7701-3(b).

2.             Principal Office and Place of Business.  The principal office and place of business (the “Principal Office”) of the Company shall be such place as the Managers from time to time shall determine.

3.             Agent for Service of Process.  The agent for service of process for the Company shall be THE CORPORATION TRUST COMPANY, or such other person or entity as the Managers shall appoint from time to time.

4.             Purpose.  The Company shall have the power to pursue any and all activities necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes as are determined from time to time by the Managers that are permissible under the Act.

5.             Term.  The term of the Company shall commence on the filing date of the Articles and shall continue until dissolved.

6.             Capital Contributions.  The Member may make capital contributions to the Company in such amounts and at such times as the Member shall determine in the Member’s sole discretion.

7.             Distributions of Available Cash Flow.  Distributions of available cash flow shall be made in such amounts and at such times as the Member shall determine in the Member’s sole discretion.

8.             Managers.

(a)           Management. Except as may otherwise be provided by the Act or by this Agreement, the property, affairs, and business of the Company shall be managed by or under the direction of the Managers, and the Member(s) shall have no right to act on behalf of or bind the Company. The Managers shall be responsible for policy setting and approving the overall direction of the Company and day-to-day business and affairs of the Company. Unless otherwise expressly provided in this Agreement, the Managers will act by a majority of the Managers.

(b)           Managers. The individuals listed in the attached Schedule 1 shall be the Managers of the Company effective as of the date of this Agreement.

(c)           Number and Tenure. There shall be such number of Managers, no fewer than one, as from time to time shall be appointed or otherwise fixed by the Member(s). Each Manager appointed shall hold office until his or her successor is appointed and qualified or until his or her earlier resignation or removal. Managers need not be members of the Company.

(d)           Removal of Managers. Any Manager may be removed from office at any time, with or without cause, by the Member(s).

(e)           Vacancies. If any vacancy shall occur among the Managers, the vacancy shall be filled by the Member(s). Each Manager chosen to fill a vacancy shall hold office until his or her successor is duly appointed and qualified.

(f)            Resignation. Any Manager may resign at any time by giving written notice to the Member(s) or all of the other Managers. Unless a later date is specified in such written notice, a resignation shall take effect upon delivery. It shall not be necessary for a resignation to be accepted before it becomes effective.

(g)           Action by Written Consent. Any action required or permitted to be taken by the Managers, either at a meeting or otherwise, may be taken without a meeting if the Managers, as the case may be, by the vote required for the relevant action in accordance with this Agreement, consent thereto in writing.

9.             Officers.  The Managers may appoint Officers, from time to time, with such other titles as the Managers may select, including the titles of Chairman, Chief Executive Officer, President, Vice President, Treasurer and Secretary, to act on behalf of the Company. An Officer shall have such power and authority as the Managers may delegate to any such person and need not be a Member of the Company.

10.          Banking Resolution.  The Managers shall open all banking accounts as the Managers deem necessary and enter into any deposit agreements as are required by the financial institution at which such accounts are opened. The Managers and such other persons or entities designated in writing by the Managers shall have signing authority with respect to such bank accounts. Funds deposited into such accounts shall be used only for the business of the Company.

11.          Indemnification of the Member and Managers.  The Company and its successors shall indemnify, defend and hold harmless the Member, each Manager and any and all of the Member’s Affiliates (each, an “Indemnitee”), to the extent of the Company’s assets, for, from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Indemnitee arising out of any claim based upon acts performed or omitted to be performed by the Indemnitee in connection with the business of the Company, including without limitation, attorneys’ fees and costs incurred by the Indemnitee in settlement or defense of such claims. Notwithstanding the foregoing, no Indemnitee shall be so indemnified, defended or held harmless for claims based upon acts or omissions in breach of this Agreement or which constitute fraud, gross negligence, or willful misconduct. Amounts incurred by an Indemnitee in connection with any action or suit arising out of or in connection with Company affairs shall be reimbursed by the Company. “Affiliate” means a person or entity who, with respect to the Member: (a) directly or indirectly controls, is controlled by or is under common control with the Member; (b) owns or controls 10 percent or more of the outstanding voting securities of the Member; (c) is an officer, director, shareholder, partner or member of the Member; or (d) if the Member is an officer, director, shareholder, partner or member of any entity, the entity for which the Member acts in any such capacity.

12.          Liability.  No Indemnitee shall be personally liable, responsible, accountable in damages or otherwise to the Company for any act or omission performed or omitted by such Indemnitee in connection with the Company or its business. The Member’s liability for the debts and obligations of the Company shall be limited as set forth in the Act and other applicable law.

13.          Reimbursable Expenses.  The Company will reimburse the Managers and Member for all actual out-of-pocket third-party expenses incurred in connection with the carrying out of the duties set forth in this Agreement.

14.          Records.  The Managers shall keep or cause to be kept at the Principal Office of the Company the following: (a) a written record of the full name and business, residence or mailing address of the Member; (b) a copy of the initial Articles of Organization and all amendments thereto; (c) copies of all written operating agreements and all amendments to such agreements, including any prior written operating agreements no longer in effect; (d) copies of any written and signed promises by the Member to make capital contributions to the Company; (e) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years; (f) copies of any prepared financial statements of the Company for the three most recent years; and (g) minutes of every meeting as well as any written consents or actions taken without a meeting.

15.          Dissolution.  The Company shall be dissolved upon the election of the Member, A withdrawal event with respect to the Member shall not dissolve the Company, unless any assignees of the Member’s interest do not elect to continue the Company and admit a member within 90 days of such withdrawal event.

16.          Filing Upon Dissolution.  As soon as possible following the dissolution of the Company, the Managers shall execute and file all notices and other documents required under the Act and any other applicable law.

17.          Liquidation.  Upon dissolution of the Company, it shall be wound up and liquidated as rapidly as business circumstances permit, the Member shall act as the liquidating trustee, and the assets of the Company shall be liquidated and the proceeds thereof shall be paid (to the extent permitted by applicable law) in the following order: (a) first, to creditors, including the Member if the Member is a creditor, in the order and priority required by applicable law; (b)

second, to a reserve for contingent liabilities to be distributed at the time and in the manner as the liquidating trustee determines in its sole discretion; and (c) third, to the Member.

18.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to its conflicts of laws principles that would require another jurisdiction.

19.          Severability.  If any provision of this Agreement shall be conclusively determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby.

20.          Binding Effect.  Except as otherwise provided herein, this Agreement shall inure to benefit of and be binding upon the Member and its successors and assigns.

21.          Titles and Captions.  All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not a part of the context hereof.

22.          Pronouns and Plurals.  All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the appropriate person may require.

23.          No Third Party Rights.  This Agreement is intended to create enforceable rights between the parties hereto only, and, except as expressly provided herein, creates no rights in, or obligations to, any other persons.

24.          Amendments. This Agreement may not be amended except by a written document executed by the Member and the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

MEMBER:		COMPANY:
VACATION HOLDINGS HAWAII, INC.		AQUA HOSPITALITY LLC

By:	/s/ Jeanette E. Marbert	By: VACATION HOLDINGS HAWAII, INC.
Print Name:	Jeanette E. Marbert
	Executive Vice President	By:	/s/ Jeanette E. Marbert
		Print Name:	Jeanette E. Marbert
Executive Vice President

Schedule 1

Initial Managers:

Kelvin M. Bloom
John A. Galea
Victoria J. Kincke